Exhibit 99.1

Seritage Growth Properties Reports Second Quarter 2022 Operating Results

New York – August 9, 2022– Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner and developer of 150 retail, residential and mixed-use properties today reported financial and operating results for the three and six months ended June 30, 2022.

“This has been an extremely productive quarter for the Company. Our operating momentum continues with strong leasing, development and entitlement progress. We now have only one major development in active construction, Aventura, which is over 75% leased including leases under negotiation and is set to open to the public in Q422. With the great strides we are making in our disposition and strategic process, and after taking our obligations into account, we were pleased to be able to pay down another $100M of our term loan facility in August. Based on our current projections, we expect to continue more regular debt paydowns, reducing our cash burn and bringing us closer to extending our debt before its maturity” said Andrea Olshan, Chief Executive Officer and President.

Financial Highlights:

For the three months ended June 30, 2022:

•
Net loss attributable to common shareholders of ($112.0) million, or ($2.56) per share
•
Total Net Operating Income (“Total NOI”) of $10.6 million, which is an increase of 26% when compared to assets held in the same manner at June 30, 2021
•
As of June 30, 2022, the Company had cash on hand of $156.7 million, including $7.2 million of restricted cash. As of August 5, 2022, the Company had cash on hand of $97.8 million, including $10.8 million of restricted cash, after making a $100 million principal pay down on the Company’s term loan facility (“Term Loan Facility”)
•
Subsequent to June 30, reduced the balance of the Term Loan Facility to $1.34 billion, resulting in a reduction to $540 million of paydowns required to extend Term Loan Facility

Highlights

•
Signed 13 leases covering 211 thousand square feet (144 thousand at share) in the second quarter at an average projected annual rent of $15.52 PSF ($18.75 PSF at share).
•
Signed leases in the second quarter included:
•
Three new leases covering approximately 8 thousand square feet of retail at Premier assets at an average projected annual rent of $105.95 PSF net, bringing the portfolio to 64.5% leased;
•
Seven leases covering approximately 54 thousand square feet at Multi-Tenant Retail assets at an average projected annual rent of $18.61 PSF net, bringing occupancy of the Multi-Tenant Retail portfolio up to 84.0%;
•
One retail lease covering approximately 8 thousand square feet of retail at a Residential asset at an average projected annual rent of $54.00 PSF net;
•
One retail lease covering approximately 14 thousand square feet at a Non-Core asset at an average projected annual rent of $16.00 PSF net; and
•
One retail lease covering approximately 127 thousand square feet (63 thousand at share) at other unconsolidated entities signed at an average projected annual rent of $5.66 PSF net;

•
Leases signed subsequent to quarter end were:
•
Eight thousand square feet of outparcels at Multi-Tenant Retail assets at a base rent of $21.88 PSF net;
•
Four thousand square feet (two thousand at share) of ground floor retail at Premier assets at a base rent of $90.87 PSF net; and
•
Two thousand square feet of second floor office at Premier assets at a base rent of $72.00 PSF net.
•
An additional 25 leases under negotiation representing over 300 thousand square feet at an average projected base rent of $20.54 PSF ($19.89 PSF at share) net;
•
Brought 11 tenants online representing 273 thousand square feet (255 thousand at share) and $3.4 million in annual base rent ($3.0 million at share);
•
Generated $163.4 million of gross proceeds through disposition activity during the three months ended June 30, 2022. Subsequent to quarter end, the Company generated $102.3 million of gross proceeds through disposition activity; and
•
The Company has additional asset sales under contract for anticipated gross proceeds of $260.8 million, subject to buyer diligence and closing conditions and is currently negotiating sales, evaluating bona fide offers received and marketing or about to bring to market over $1.2 billion of properties for sale at estimated fair value, which would provide sufficient proceeds to qualify the Company for the extension of its $1.34 billion Term Loan Facility, assuming all deals closed prior to July 2023 as anticipated.

Portfolio

The table below represents a summary of the Company’s properties by planned usage as of June 30, 2022:

(in thousands except number of leases and acreage data)

Planned Usage	Total	Built SF / Acreage (1)	Leased SF (1)(2)	Avg. Acreage / Site
Consolidated
Multi-Tenant Retail	38	5,328 sf / 523 acres	4,475	13.8
Residential (3)	18	100 sf / 215 acres	100	11.9
Premier (4)	5	235 sf / 99 acres	157	19.7
Non-Core (5)	64	9,900 sf / 821 acres	1,320	12.8
Unconsolidated
Other Entities	21	1,599 sf / 310 acres	607	14.8
Residential (3)	2	130 sf / 23 acres	30	11.3
Premier (4)	2	158 sf / 16 acres	99	8.0

(1) Square footage is presented at the Company’s proportional share

(2) Based on signed leases at June 30, 2022

(3) Represents ancillary tenants currently in place at assets intended for residential use

(4) Refer to Premier Mixed-Use below for information on entitlements

(5) Represents assets the Company may strategically monetize

Multi-Tenant Retail

During the three months ended June 30, 2022, the Company invested $11.2 million in its multi-tenant retail properties. The remaining capital expenditures in the multi-tenant retail portfolio are primarily comprised of tenant improvements. During the second quarter, the Company opened stores representing 226 thousand square feet and $2.3 million of annual base rent. The portfolio inclusive of SNO is 84.0% leased at an average lease term of over 10 years and average rents of $16.78 PSF gross.

The table below provides a summary of all Multi-Tenant Retail signed leases as of June 30, 2022, including unconsolidated entities at the Company’s proportional share:

(in thousands except number of leases and PSF data)
	Number of	Leased	% of Total	Gross Annual Base	% of	Gross Annual
Tenant	Leases	GLA	Leasable GLA	Rent ("ABR")	Total ABR	Rent PSF ("ABR PSF")
In-place retail leases	156	4,118	77.3%	$68,245	90.9%	$16.57
SNO retail leases (1)	17	357	6.7%	6,833	9.1%	19.14
Leases in negotiation	11	179	3.4%	2,733	N/A	15.30
Total retail leases	184	4,654	87.4%	$77,811	100.0%	$16.72
(1) SNO = signed not yet opened leases.

During the three months ended June 30, 2022, the Company signed new leases at its retail properties totaling 54 thousand square feet at an average base rent of $18.61 PSF net. The Company has 4.1 million in-place leased square feet and approximately 357 thousand square feet signed but not opened. Seritage has total occupancy of 84.0% for its multi-tenant retail properties. As of June 30, 2022, there is an additional approximately 852 thousand square feet available for lease in the Multi-Tenant Retail portfolio, with multi-tenant retail leases under negotiation for 179 thousand square feet at an average base rent of $15.30 PSF net. The Company has also identified 30 potential pad sites for development subject to governmental and REA approval at the sites.

(in thousands except number of leases and PSF data)	Number of			Annual
	SNO Leases	GLA	ABR	Rent PSF
As of March 31, 2022	21	563	$8,648	$15.36
Opened	(8)	(226)	(2,258)	9.99
Sold / terminated	(1)	(3)	(138)	46.00
Signed	7	54	1,006	18.63
Changes in asset categories	(2)	(31)	(425)	13.34
As of June 30, 2022	17	357	$6,833	$19.14

Premier Mixed-Use

The Company has one premier mixed-use projects in the active leasing stage, which is our property in Aventura, FL. For the office development components of its mixed-use projects, which are all entitled, the Company is seeking build to suit opportunities and is not looking to develop speculatively. As of June 30, 2022, the Company has 63 thousand in-place leased square feet (41 thousand at share), 293 thousand square feet signed but not opened (215 thousand at share), and 196 thousand square feet available for lease (137 thousand at share) with leases under negotiation for over 30 thousand square feet.

The table below provides a summary of all signed leases at Premier assets as of June 30, 2022, including unconsolidated entities at the Company’s proportional share:

(in thousands except number of leases and PSF data)
	Number of	Leased	% of Total	Gross Annual Base	% of	Gross Annual
Tenant	Leases	GLA	Leasable GLA	Rent ("ABR")	Total ABR	Rent PSF ("ABR PSF")
In-place retail leases	16	41	10.4%	$3,750	19.6%	$91.46
SNO retail leases (1)	23	105	26.7%	8,781	45.8%	83.63
SNO office\ leases (1)	4	110	28.1%	6,648	34.6%	60.44
Leases in negotiation	11	32	8.0%	2,220	N/A	69.38
Total Premier leases	54	288	73.2%	$21,399	100.0%	$74.30
(1) SNO = signed not yet opened leases.

Premier - Retail

(in thousands except number of leases and PSF data)	Number of			Annual
	SNO Leases	GLA	ABR	Rent PSF
As of March 31, 2022	23	107	$8,373	$78.25
Opened	(1)	-	(48)	96.00
Signed	2	4	456	114.00
Lease Amendments (1)	(1)	(6)	-	-
As of June 30, 2022	23	105	$8,781	$83.63
(1) Represents lease amendments for tenants included in Q1 SNO figures.

Premier - Office

(in thousands except number of leases and PSF data)	Number of			Annual
	SNO Leases	GLA	ABR	Rent PSF
As of March 31, 2022	3	106	$6,218	$58.66
Signed	1	4	430	107.50
As of June 30, 2022	4	110	$6,648	$60.44
(1) Represents lease amendments for tenants included in Q1 SNO figures.

During the three months ended June 30, 2022, the Company invested $18.4 million in its consolidated development and operating properties and an additional $2.6 million into its unconsolidated entities.

Aventura:

During the second quarter of 2022, the Company continued to advance 216,000 square feet of mixed-use activation at the project in Aventura, FL. The Company continues to advance construction on Aventura and remains on track to grand open to the public in the fourth quarter of 2022.

During the quarter ended June 30, 2022, the Company signed new leases totaling eight thousand square feet at an average base rent of $105.95 PSF net. As of June 30, 2022, the Company has 138 thousand square feet signed but not opened. With occupancy at 63.9%, the Company has 78 thousand square feet available for lease, 26 thousand square feet in lease negotiation and leasing activity on over

20 thousand square feet.

San Diego UTC:

As of June 30, 2022, the property has 43 thousand in-place leased square feet and 155 thousand square feet signed but not opened. Subsequent to quarter end, the Company signed new leases totaling four thousand square feet (two thousand at share) at a base rent of $90.87 PSF net. With occupancy at 93.1% (100% of office space is leased and approximately 83.6% of Retail), the Company has now stabilized the first phase and has 15 thousand square feet available for lease. The company has 11 thousand square feet of leases in negotiation at this time.

Residential

During the quarter, we prioritized entitling properties with the clearest line of sight to development and are currently looking to monetize 14 assets previously held for residential. The Company continues to advance residential plans and entitlement applications for 10 to 15 properties with a target of 3,700 to 4,600 residential units.

Dispositions

During the three months ended June 30, 2022, the Company sold 13 properties, generating $163.4 million of gross proceeds. Of the Q2 transactions:

•
$61.4 million of gross proceeds were from vacant assets sold at $74.87 PSF. The sale of these assets eliminates $2.5 million of carrying costs; and
•
$102.0 million of gross proceeds were from stabilized asset sales at a 4.4 % blended in-place capitalization rate.

During the quarter and subsequently, the Company was able to generate a robust sales pipeline. As of August 8, 2022, we had assets under contract for sale with no contingencies for total anticipated proceeds of $83.5 million and assets under contract for sale for total anticipated proceeds of $177.3 million, subject to customary due diligence and closing conditions. Since Seritage began its capital recycling program in July 2017, the Company has raised approximately $1.6 billion of gross cash proceeds from the sale of wholly-owned properties or joint venture interests in 134 properties, plus outparcels at various properties. We have projected sales in negotiation, are evaluating bona fide offers received, and are marketing or about to bring to market assets with an estimated fair value of $1.2 billion, which would provide sufficient proceeds to qualify the Company for the extension of its $1.34 billion Term Loan Facility, assuming all deals closed prior to July 2023 as anticipated.

Financial Summary

The table below provides a summary of the Company’s financial results for the three and six months ended June 30, 2022:

(in thousands except per share amounts)	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net loss attributable to Seritage common shareholders	$(111,980)	$(74,065)	$(165,410)	$(83,010)
Net loss per share attributable to Seritage common shareholders	(2.56)	(1.73)	(3.79)	(2.02)
Total NOI	10,602	7,552	21,095	16,986

For the quarter ended June 30, 2022:

•
Total NOI for the second quarter of 2022 reflects the impact of $0.6 million total NOI relating to sold properties.

Total NOI is comprised of:

(in thousands)	Three Months Ended
Consolidated Properties	June 30, 2022	June 30, 2021
Multi-tenant retail	$12,940	$10,917
Premier	(439)	(614)
Residential	(976)	(1,055)
Sell	(3,541)	(2,728)
Sold	573	(408)
Total	8,557	6,112
Unconsolidated Properties
Residential	84	-
Premier	(96)	383
Other joint ventures	2,057	1,057
Total	2,045	1,440
Total NOI	$10,602	$7,552

The Company collected 99% of its billed rent and other recoverable expenses for the second quarter.

As of June 30, 2022, the Company had cash on hand of $156.7 million, including $7.2 million of restricted cash. The Company expects to use these sources of liquidity, together with a combination of future sales and/or potential debt and capital markets transactions, to fund its operations and select development activity. The availability of funding from sales of assets, partnerships and credit or capital markets transactions is subject to various conditions, and there can be no assurance that such transactions will be consummated. For more information on our liquidity position, including our going concern analysis, please see the notes to the condensed consolidated financial statements included in Part I, Item 1 and in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each in our Quarterly Report on Form 10-Q.

Dividends

On February 16, 2022, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on April 15, 2022 to holders of record on March 31, 2022.

On April 26, 2022, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend will be payable on July 15, 2022 to holders of record on June 30, 2022.

On July 26, 2022, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend will be payable on October 17, 2022 to holders of record on September 30, 2022.

The Company’s Board of Trustees does not expect to declare dividends on its common shares in 2022.

Strategic Review/Preliminary Proxy Materials

On July 7, 2022, we filed our preliminary proxy materials with the SEC in connection with our 2022 Annual Meeting of Shareholders seeking a shareholder vote to approve a proposed plan of sale of the Company’s assets and dissolution (the “Plan of Sale”) that will allow the Board to sell all of our assets, distribute the net proceeds to shareholders and dissolve the Company. The Plan of Sale is expected to increase the universe of potential buyers by allowing Seritage and potential buyers to enter into and complete value maximizing transactions without subjecting any such transaction to the delay and conditionality associated with having to seek and obtain shareholder approval. The affirmative vote of at least two-thirds of all outstanding common shares of the Company is required to approve the Plan of Sale. On July 6, 2022, Edward Lampert, the Company’s former Chairman, entered into a Voting and Support Agreement under which he exchanged his equity interest in the Operating Partnership for Class A common shares and agreed to vote his shares in favor of the Plan of Sale. As of July 6, 2022, after giving effect to the exchange of his Operating Partnership interests, Mr. Lampert owns approximately 29.1% of the Company’s outstanding Class A common shares, and Seritage is the sole owner of all outstanding Operating Partnership interests. The strategic review process remains ongoing, and the Company remains open-minded to pursuing value maximizing alternatives, including a potential sale of the Company. There can be no assurance regarding the success of the process.

Sears Bankruptcy Litigation

On April 6, 2022, the Court entered an order in the Consolidated Litigation, upon the agreement of the parties thereto, providing for a mediation of the litigation. The parties and the Court extended the mediation several times, through August, and up until the settlement described below was reached.

On August 9, 2022, following the mediation, all of the parties to the Litigation and certain of the parties to the Shareholder Litigation (to which Seritage is not a defendant) entered into a settlement agreement pursuant to which, pending final Court approval, the defendants will pay to the Sears estate $175 million (of which the Seritage Defendants will contribute approximately $35 million) in exchange for dismissal of the Consolidated Litigation and for the full and final satisfaction and release of all claims in the Consolidated Litigation (including, in the case of the Seritage Defendants, any and all claims between the Seritage Defendants and the Sears estate in the Sears bankruptcy proceeding). The settlement is subject to final Court approval, following notice and an opportunity for objections (if any) at a hearing currently scheduled for August 31, 2022. As previously disclosed, the Company remains in active litigation with its D&O insurers concerning potential coverage for the Consolidated Litigation, and any amounts received from the insurers will offset the Seritage Defendants’ approximately $35 million contribution.

While the Company believes that the claims against the Seritage Defendants in the Consolidated Litigation are without merit, the Company has entered into the settlement, without admitting any fault or wrongdoing, in order to avoid the continued imposition of legal defense costs, distraction, and the uncertainty and risk inherent in any litigation. If the settlement does not receive final Court approval, the Company intends to defend against the claims in the Consolidated Litigation vigorously. The Company has reserved $35 million based on the Company’s contribution to the proposed settlement, subject to final Court approval, of the Consolidated Litigation. This estimate is recorded as litigation reserve in the condensed consolidated statement of operations during the three and six months ended June 30, 2022.

Supplemental Report

A Supplemental Report will be available in the Investors section of the Company’s website, www.seritage.com.

COVID-19 Pandemic

The Coronavirus (“COVID-19”) pandemic has caused significant impacts on the real estate industry in the United States, including the Company’s properties.

As a result of the development, fluidity and uncertainty surrounding this situation, the Company expects that these conditions may change, potentially significantly, in future periods and results for the three and six months ended June 30, 2022 may not be indicative of the impact of the COVID-19 pandemic on the Company’s business for future periods. As such, the Company cannot reasonably estimate the impact of COVID-19 on its financial condition, results of operations or cash flows over the foreseeable future.

Non-GAAP Financial Measures

The Company makes reference to NOI and Total NOI which are financial measures that include adjustments to accounting principles generally accepted in the United States (“GAAP”).

Neither of NOI or Total NOI are measures that (i) represent cash flow from operations as defined by GAAP; (ii) are indicative of cash available to fund all cash flow needs, including the ability to make distributions; (iii) are alternatives to cash flow as a measure of liquidity; or (iv) should be considered alternatives to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance. Reconciliations of these measures to the respective GAAP measures the Company deems most comparable have been provided in the tables accompanying this press release.

Net Operating Income ("NOI”) and Total NOI

NOI is defined as income from property operations less property operating expenses. Other real estate companies may use different methodologies for calculating NOI, and accordingly the Company’s depiction of NOI may not be comparable to other real estate companies. The Company believes NOI provides useful information regarding Seritage, its financial condition, and results of operations because it reflects only those income and expense items that are incurred at the property level.

The Company also uses Total NOI, which includes its proportional share of unconsolidated properties. This form of presentation offers insights into the financial performance and condition of the Company as a whole given the Company’s ownership of unconsolidated properties that are accounted for under GAAP using the equity method.

The Company also considers NOI and Total NOI to be a helpful supplemental measure of its operating performance because it excludes from NOI variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: declines in retail, real estate and general economic conditions; the impact of the COVID-19 pandemic on the business of the Company’s tenants and business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service the Company’s debt obligations and ability to pay dividends and other distributions to shareholders, the Company’s historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; risks relating to redevelopment activities; contingencies to the commencement of rent under leases; the terms of the Company’s indebtedness and other legal requirements to which the Company is subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on the Company’s ability to fund operations and ongoing development; the Company’s ability to access or obtain sufficient sources of financing to fund the Company’s liquidity needs; the Company’s relatively limited history as an operating company; and environmental, health, safety and land use laws and regulations. For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2021 and in Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2022. While the Company believes that its forecasts and assumptions are reasonable, the Company cautions that actual results may differ materially. The Company intends the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage is principally engaged in the ownership, development, redevelopment, management and leasing of retail and mixed-use properties throughout the United States. As of June 30, 2022, the Company’s portfolio consisted of interests in 150 properties comprised of approximately 19.5 million square feet of gross leasable area ("GLA") or build-to-suit leased area, approximately 433 acres held for or under development and approximately 9.9 million square feet or approximately 821 acres to be disposed of. The portfolio consists of approximately 15.6 million square feet of GLA held by 125 wholly owned properties (such properties, the “Consolidated Properties”) and 3.9 million square feet of GLA held by 25 unconsolidated entities (such properties, the “Unconsolidated Properties”).

Contact

Seritage Growth Properties

(212) 355-7800

IR@Seritage.com

Seritage Growth Properties

CONDENSED Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Investment in real estate
Land	$360,067	$475,667
Buildings and improvements	818,496	994,221
Accumulated depreciation	(145,584)	(154,971)
	1,032,979	1,314,917
Construction in progress	371,168	381,194
Net investment in real estate	1,404,147	1,696,111
Real estate held for sale	117,013	—
Investment in unconsolidated entities	445,152	498,563
Cash and cash equivalents	149,529	106,602
Restricted cash	7,155	7,151
Tenant and other receivables, net	42,816	29,111
Lease intangible assets, net	10,295	14,817
Prepaid expenses, deferred expenses and other assets, net	61,206	61,783
Total assets (1)	$2,237,313	$2,414,138

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Term loan facility, net	$1,439,543	$1,439,332
Sales-leaseback financing obligations	20,652	20,627
Litigation reserve	35,000	—
Accounts payable, accrued expenses and other liabilities	107,720	109,379
Total liabilities (1)	1,602,915	1,569,338

Commitments and contingencies (Note 9)

Shareholders' Equity
Class A common shares $0.01 par value; 100,000,000 shares authorized; 43,677,418 and 43,632,364 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	437	436
Series A preferred shares $0.01 par value; 10,000,000 shares authorized; 2,800,000 shares issued and outstanding as of June 30, 2022 December 31, 2021; liquidation preference of $70,000	28	28
Additional paid-in capital	1,242,165	1,241,048
Accumulated deficit	(719,181)	(553,771)
Total shareholders' equity	523,449	687,741
Non-controlling interests	110,949	157,059
Total equity	634,398	844,800
Total liabilities and shareholders' equity	$2,237,313	$2,414,138

(1) The Company's condensed consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs"). See Note 2. The condensed consolidated balance sheets, as of June 30, 2022, include the following amounts related to our consolidated VIEs, excluding the Operating Partnership: $6.6 million of land, $3.9 million of building and improvements, $(1.0) million of accumulated depreciation and $4.0 million of other assets included in other line items. The Company's condensed consolidated balance sheets as of December 31, 2021, include the following amounts related to our consolidated VIEs, excluding the Operating Partnership: $6.6 million of land, $3.9 million of building and improvements, $(0.9) million of accumulated depreciation and $4.0 million of other assets included in other line items.

Seritage Growth Properties

CONDENSED Consolidated Statements of OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
REVENUE
Rental income	$29,418	$27,595	$58,502	$58,741
Management and other fee income	286	279	2,107	414
Total revenue	29,704	27,874	60,609	59,155
EXPENSES
Property operating	10,801	11,286	21,833	21,929
Real estate taxes	6,425	9,061	14,575	19,216
Depreciation and amortization	10,669	13,328	22,603	26,470
General and administrative	11,093	11,990	20,185	23,222
Litigation reserve	35,000	—	35,000	—
Total expenses	73,988	45,665	114,196	90,837
Gain on sale of real estate, net	68,031	18,097	67,016	42,305
Impairment of real estate assets	(109,343)	(64,539)	(110,334)	(66,239)
Equity in loss of unconsolidated entities	(33,720)	(2,327)	(66,796)	(3,489)
Interest and other income	99	530	110	8,154
Interest expense	(22,663)	(28,976)	(45,251)	(55,126)
Loss before income taxes	(141,880)	(95,006)	(208,842)	(106,077)
(Provision) for income taxes	(203)	(298)	(228)	(160)
Net loss	(142,083)	(95,304)	(209,070)	(106,237)
Net loss attributable to non-controlling interests	31,328	22,464	46,110	25,677
Net loss attributable to Seritage	$(110,755)	$(72,840)	$(162,960)	$(80,560)
Preferred dividends	(1,225)	(1,225)	(2,450)	(2,450)
Net loss attributable to Seritage common shareholders	$(111,980)	$(74,065)	$(165,410)	$(83,010)

Net loss per share attributable to Seritage Class A common shareholders - Basic	$(2.56)	$(1.73)	$(3.79)	$(2.02)
Net loss per share attributable to Seritage Class A common shareholders - Diluted	$(2.56)	$(1.73)	$(3.79)	$(2.02)
Weighted average Class A common shares outstanding - Basic	43,677	42,772	43,656	41,134
Weighted average Class A common shares outstanding - Diluted	43,677	42,772	43,656	41,134

Reconciliation of Net Loss to NOI and Total NOI (in thousands)

	Three Months Ended
NOI and Total NOI	June 30, 2022	March 31, 2022	June 30, 2021
Net loss	$(142,083)	$(66,987)	$(95,304)
Termination fee income	(92)	(277)	—
Management and other fee (income)	(286)	(1,821)	(279)
Depreciation and amortization	10,669	11,934	13,328
General and administrative expenses	11,093	9,092	11,990
Litigation reserve	35,000	—	—
Equity in loss of unconsolidated entities	33,720	33,076	2,327
Gain on sale of real estate, net	(68,031)	1,015	(18,097)
Impairment of real estate assets	109,343	991	64,539
Interest and other income	(99)	(11)	(530)
Interest expense	22,663	22,588	28,976
Provision for income taxes	203	25	298
Straight-line rent	(3,599)	(721)	(1,238)
Above/below market rental expense	56	65	102
NOI	$8,557	$8,969	$6,112
Unconsolidated entities
Net operating income of unconsolidated entities	2,267	1,846	1,646
Straight-line rent	(228)	(328)	(168)
Above/below market rental (income)/expense	6	6	(29)
Termination fee income	—	—	(9)
Total NOI	$10,602	$10,493	$7,552